UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2004

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 State Highway 121 Bypass, Suite 170 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02. Termination of a Material Definitive Agreement.

The Renewal by Andersen Corporation Relationship. On September 26, 2001, the Company entered into a retailer agreement (the “Retailer Agreement”) with Renewal by Andersen Corporation, or RbA, to be the exclusive retailer of RbA brand window and patio door products in the Los Angeles market under the trade name “Renewal by Andersen of Southern California.” Pursuant to the agreement, the Company opened two showrooms in the Los Angeles market. The agreement was scheduled to expire on December 31, 2006, subject to earlier termination in accordance with its terms.

On November 11, 2004, the Company and RbA agreed to terminate the Retailer Agreement to be effective as of December 31, 2004.

For the year ended December 31, 2003 and the nine months ended September 30, 2004, sales of RbA products accounted for approximately six percent or $4,611,000 and $4,213,000, respectively, of the Company’s home improvement revenues. The sales of RbA products accounted for approximately 6% of the Company’s home improvement revenues during each period.

Reason for Termination of RbA Agreement. Since October 2003, the Company’s home improvement operations have focused on an aggressive expansion of its operations with The Home Depot. The Company’s current business strategy is to become a principal vendor of kitchen and bath refacing products and wood decks to The Home Depot in designated markets. For the remainder of 2004 and during 2005 management intends to concentrate its efforts and to allocate the Company’s personnel and capital resources to continue the expansion of the rollout of its wood decks and kitchen and bath refacing products in designated The Home Depot stores. By the end of 2005, the Company anticipates that its wood deck products and services will be available in approximately 485 The Home Depot stores and its kitchen and bath refacing products and installation services will be offered in approximately 395 stores. Management does not believe that the sale and installation of RbA windows and patio doors in a single market is compatible with the Company’s current business and long-term growth strategy.

Management believes that the Company in 2005 will achieve a sufficient increase in revenues through the expansion of its product distribution into new The Home Depot markets to offset the decreased revenues resulting from the termination of the RbA agreement.

Termination of RbA Agreement. The basic terms of the RbA termination agreement provide:

Effective Date. The Retailer Agreement will terminate on December 31, 2004 (the “Effective Date”).

Transition of Business. The Company has agreed to use reasonable commercial efforts to complete installation of pending orders prior to the Effective Date or as soon as possible thereafter. RbA is not obligated to ship any RbA products to the Company after the Effective Date.

The Company has agreed to cooperate with RbA and any replacement retailer to transition its RbA business to RbA or its replacement retailer. The Company has further agreed to continue operation of its Torrance, California retail showroom until the Effective Date and will transfer to RbA or any replacement retailer its customer data base, open customer quotes and any telephone numbers associated with its sales and installation of RbA business.

Service Obligations. For a period of two years from the completion date of an RbA product installation for a customer, the Company will perform (or have others perform) any services necessary to fulfill its installation warranty for its customers.

Costa Mesa and Torrance Showrooms. The Company will utilize its Costa Mesa, California RbA showroom for its other business operations until it is able to sublease the premises to another party. The Company will convert its Torrance, California RbA showroom to a kitchen and bath products center to service The Home Depot stores in this market. RbA has agreed to use commercial reasonable efforts to sell the Company’s RbA product displays and the signage from the showrooms to a replacement retailer. If RbA is not able to find a replacement retailer who will purchase the displays and signs in the Costa Mesa showroom by December 31, 2004, RbA will purchase them from the Company. RbA is not obligated to purchase the displays and signs at the Torrance showroom.

No Liability for Termination. Neither the Company nor RbA shall have any liability to the other party for any compensation, loss, recoupment or damage, asserted on any basis, for the termination of the Retailer Agreement or termination of the parties’ relationship.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release dated November 12, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 12th day of November, 2004 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press Release dated November 12, 2004.

IOE-1